Exhibit 10.3

AMENDMENT 2007-1

TO THE

CEPHALON, INC.

2000 EQUITY COMPENSATION PLAN

FOR EMPLOYEES AND KEY ADVISORS

WHEREAS, the Cephalon, Inc. (the “Company”) maintains the Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors (the “2000 Plan”) for the benefit of its eligible employees and  certain consultants and advisors who perform services for the Company;

WHEREAS, pursuant to Section 10(a) of the 2000 Plan, the Board of Directors of the Company (the “Board”) may amend the 2000 Plan at any time;

WHEREAS, pursuant to Section 141 of the Delaware General Corporation Law, the Board has delegated its authority to amend or modify any of the Company’s existing equity compensation plans, including the 2000 Plan, to the Stock Option and Compensation Committee of the Board of Directors (the “Committee”), as more fully described in Section III of the Committee’s charter; and

WHEREAS, the Committee desires to amend the 2000 Plan to provide for the mandatory adjustment to the number of shares of Company Stock available for grant as stock options, the number of shares of Company Stock covering outstanding stock options, the kind of shares of Company Stock issued under the 2000 Plan, and the price per share of stock option grants in the event of certain specified equity events.

NOW, THEREFORE, in accordance with the foregoing, the 2000 Plan shall be amended as follows:

1.             Effective February 8, 2007, Section 3(b) of the 2000 Plan shall be amended in its entirety to read as follows:

“(b)         Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Options, the number of shares covered by outstanding Options, the kind of shares issued under the Plan, and the price per share of such Options shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control or Corporate Transaction, the provisions of Section 8 shall apply.  Any adjustments to outstanding Options shall be consistent with section 409A of the Code (as defined below), to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.”

2.             As thus amended, the 2000 Plan is hereby ratified, republished and reconfirmed and said 2000 Plan and this amendment thereto hereby constitute the 2000 Plan.

IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2007-1 to the 2000 Plan as set forth herein, the Committee has caused this Amendment 2007-1 to be executed this 8th day of February 2007.

CEPHALON, INC.

By:	/s/ Carl A. Savini
Carl A. Savini
Title:	Executive Vice President, Chief
Administrative Officer